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                                                                    EXHIBIT 99.1

                               [CITGO LETTERHEAD]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE:
----------------------

December 26, 1996

     TULSA, Okla. -- CITGO Petroleum Corporation ("CITGO") today confirmed that PDV America, Inc., an indirect subsidiary of Petroleos, S.A. has signed a letter of intent with Union Oil Company of California ("Unocal") to restructure The Uno-Ven Company. This transaction will result in an affiliate of PDV America, Inc., owning and controlling the totality of the refining and marketing assets of Uno-Ven.

     Dr. Ralph S. Cunningham, CITGO's President and Chief Executive Officer stated, "This transaction will enable us to fully implement our long-term growth strategy in the Midwest and will complement the product supply and distribution network we presently have in place, giving us the capability of maximizing the value of all of our investments in this area."

     "We look forward to the new opportunities that this transaction presents to us and will be meeting with the independent jobbers that are currently supplied by Uno-Ven. This move vastly improves CITGO's product supply capabilities in the Midwest thereby allowing us to greatly expand our marketing coverage in that area of the country," said L. H. (Larry) Brittain, Jr., Senior Vice President Marketing and Lubes.

     CITGO Petroleum Corporation, based in Tulsa, Okla., is a refiner, transporter and marketer of transportation fuels, lubricants, petrochemicals, refined waxes, asphalt and other industrial products. It is owned by PDV America, Inc., an indirect wholly owned subsidiary of Petroleos de Venezuela, S.A., the national oil company of Venezuela.

                                     -oOo-